Exhibit 23(i)

Opinion and Consent of Counsel

Administrative Office

4333 Edgewood Road NE

Cedar Rapids, IA 52499

October 12, 2018

Board of Directors

Transamerica Advisors Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

Re:	Group Fixed Contingent Annuity Contract
Transamerica Advisors Life Insurance Company
File No. 333-211121

Directors:

In my capacity as Senior Counsel of Transamerica Advisors Life Insurance Company (the “Company”), I have supervised the preparation of the registration statement on Form S-3 for the group fixed contingent annuity contract (the “Contract”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933.

I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate, and on the basis of such examination, it is my opinion:

(1)

The Company was organized in accordance with the laws of the State of Washington and re-domesticated in accordance with the laws of the State of Arkansas and is a duly authorized stock life insurance company under the laws of Arkansas and the laws of those states in which the Company is admitted to do business;

(2)	The Company is authorized to issue the Contracts in those states in which it is admitted and upon compliance with applicable local law; and

(3)

The Contracts, when issued in accordance with a prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement and to the reference to me under the caption “Legal Matters” in the prospectus contained in said registration statement.

Sincerely,

/s/ Brian Stallworth

Brian Stallworth

Senior Counsel